EXHIBIT 10.15

INTERNATIONAL SHIPHOLDING CORPORATION
Director Compensation Program

The following is a summary of the annual director compensation program for independent directors of International Shipholding Corporation (the “Company”), as most recently revised by the Compensation Committee (the “Committee”) and the Board of Directors (the “Board”) on October 27, 2010.  This director compensation program is in effect until such time as the Board and Committee take action to revise it.

Independent directors receive a mix of cash compensation and equity compensation.  Compensation for partial year service will be determined by the Committee and Board on a case-by-case basis.

Cash Compensation.  Each independent director receives a cash retainer of $47,500 per year.

Equity Compensation.  On January 15 of each year in which this program is in place, each independent director will receive an annual common stock grant valued at $20,000 for board service for the current year.  If January 15 is not a trading day for the Company’s common stock, then the grant will occur on the next trading day.  The number of shares granted is determined by the closing price of the Company’s common stock on the previous trading day, rounded up to the next whole share.  The shares are unrestricted but are subject to the Company’s stock ownership guidelines for directors, which are included in the Company’s Corporate Governance Guidelines.

Summary Approved by the Compensation Committee – October 29, 2013

Summary Approved by the Board – October 30, 2013